Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

MODUSLINK GLOBAL SOLUTIONS, INC.

ModusLink Global Solutions, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  That resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Restated Certificate of Incorporation of the Corporation and declaring said Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

SECOND:  This Amendment to the Restated Certificate of Amendment adds an Article SEVENTEENTH to the Restated Certificate of Incorporation to read in its entirety as follows:

SEVENTEENTH:

Section 1.  Definitions.

As used in this Article SEVENTEENTH, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treas. Reg. § 1.382-2T shall include any successor provisions):

(a)	“4.99-percent Transaction” means any Transfer described in clause (a) or (b) of Section 2 of this Article SEVENTEENTH.

(b)
“4.99-percent Stockholder” means a Person or group of Persons that is a “5-percent stockholder” of the corporation pursuant to Treas. Reg. § 1.382-2T(g), as applied by replacing “5-percent” with “4.99-percent” and “five percent” with “4.99 percent,” where applicable.

(c)	“Agent” has the meaning set forth in Section 5 of this Article SEVENTEENTH.

(d)	“Board of Directors” means the board of directors of the Company.

(e)	“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

(f)
“Company Security” or “Company Securities” means (i) any Stock, (ii) shares of preferred stock issued by the Company (other than preferred stock described in § 1504(a)(4) of the Code), and (iii) warrants, rights, or options (including options within the meaning of Treas. Reg. § 1.382-2T(h)(4)(v) or Treas. Reg. § 1.382-4(d)(9)) to purchase securities of the Company.

(g)	“Effective Date” means the date of filing of this Amendment to the Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware.

(h)	“Excess Securities” has the meaning set forth in Section 4 of this Article SEVENTEENTH.

(i)
“Expiration Date” means the earliest of (i) the close of business on the date that is the third anniversary of the Effective Date, (ii) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Article SEVENTEENTH is no longer necessary or desirable for the preservation of Tax Benefits, (iii) the close of business on the first day of a taxable year of the Company as to which the Board of Directors determines that no Tax Benefits may be carried forward or (iv) such date as the Board of Directors shall fix in accordance with Section 12 of this Article SEVENTEENTH.

(j)
“Percentage Stock Ownership” means the percentage Stock Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with Treas. Reg. § 1.382-2T(g), (h), (j) and (k) and Treas. Reg. § 1.382-4, or any successor provisions and other pertinent Internal Revenue Service guidance.

(k)
“Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust or other entity or any group of such “Persons” having a formal or informal understanding among themselves to make a “coordinated acquisition” of shares within the meaning of Treas. Reg. § 1.382-3(a)(1) or who are otherwise treated as an “entity” within the meaning of Treas. Reg. § 1.382-3(a)(1), and shall include any successor (by merger or otherwise) of any such entity or group.

(l)	“Prohibited Distributions” means any and all dividends or other distributions paid by the Company with respect to any Excess Securities received by a Purported Transferee.

(m)	“Prohibited Transfer” means any Transfer or purported Transfer of Company Securities to the extent that such Transfer is prohibited and/or void under this Article SEVENTEENTH.

(n)	“Public Group” has the meaning set forth in Treas. Reg. § 1.382-2T (f) (13).

(o)	“Purported Transferee” has the meaning set forth in Section 4 of this Article SEVENTEENTH.

(p)	“Remedial Holder” has the meaning set forth in Section 7 of this Article SEVENTEENTH.

(q)	“Stock” means any interest that would be treated as “stock” of the Company pursuant to Treas. Reg. § 1.382-2T (f) (18).

(r)
“Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect and constructive ownership determined under the provisions of Section 382 of the Code and the Treasury Regulations thereunder, including, for the avoidance of doubt, any ownership whereby a Person owns Stock pursuant to a “coordinated acquisition” treated as a single “entity” as defined in Treas. Reg. § 1.382-3(a)(1), or such Stock is otherwise aggregated with Stock owned by such Person pursuant to the provisions of Section 382 of the Code and the Treasury Regulations thereunder.

(s)
“Tax Benefits” means the net operating loss carry forwards, capital loss carry forwards, general business credit carry forwards, alternative minimum tax credit carry forwards and foreign tax credit carry forwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Company or any direct or indirect subsidiary thereof, within the meaning of Section 382 of the Code.

(t)
“Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition, event or occurrence or other action taken by a Person, other than the Company, that alters the Percentage Stock Ownership of any Person or group.  A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treas. Reg. § 1.382-4(d)).  For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Company, nor shall a Transfer include the issuance of Stock by the Company.

(u)	“Transferee” means any Person to whom Company Securities are Transferred.

(v)	“Treasury Regulations” or “Treas. Reg.” means the regulations, including temporary regulations or any successor regulations, promulgated under the Code, as amended from time to time.

Section 2.  Transfer and Ownership Restrictions.  In order to preserve the Tax Benefits, from and after the Effective Date of this Article SEVENTEENTH any attempted Transfer of Company Securities prior to the Expiration Date and any attempted Transfer of Company Securities pursuant to an agreement entered into prior to the Expiration Date shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (a) any Person or Persons would become a 4.99-percent Stockholder or (b) the Percentage Stock Ownership in the Company of any 4.99-percent Stockholder would be increased. The prior sentence is not intended to prevent Company Securities from being DTC-eligible and shall not preclude the settlement of any transaction in Company Securities entered into through the facilities of a national securities exchange; provided, however, that the Company Securities and parties involved in such transaction shall remain subject to the provisions of this Article SEVENTEENTH in respect of such transaction.

Section 3.  Exceptions.

(a)	Notwithstanding anything to the contrary herein, Transfers to a Public Group (including a new Public Group created under Treas. Reg. § 1.382-2T (j) (3) (i)) shall be permitted.

(b)
The restrictions set forth in Section 2 of this Article SEVENTEENTH shall not apply to an attempted Transfer that is a 4.99-percent Transaction if the transferor or the Transferee obtains the written approval of the Board of Directors or a duly authorized committee thereof.  As a condition to granting its approval pursuant to this Section 3 of this Article SEVENTEENTH, the Board of Directors may, in its discretion, require (at the expense of the transferor and/or Transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in a limitation on the use of the Tax Benefits as a result of the application of Section 382 of the Code; provided that the Board of Directors may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Company. The Board of Directors may grant its approval in whole or in part with respect to such Transfer and may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through a Transfer.  Approvals of the Board of Directors hereunder may be given prospectively or retroactively.  The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Article SEVENTEENTH through duly authorized officers or agents of the Company.  Nothing in this Section 3 of this Article SEVENTEENTH shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

Section 4.  Excess Securities.

(a)
No employee or agent of the Company shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Company for any purpose whatsoever in respect of the Company Securities which are the subject of the Prohibited Transfer (the “Excess Securities”).  The Purported Transferee shall not be entitled, with respect to such Excess Securities, to any rights of stockholders of the Company, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 5 of this Article SEVENTEENTH or until an approval is obtained under Section 3 of this Article SEVENTEENTH. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Company Securities shall cease to be Excess Securities.  For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 4 or Section 5 of this Article SEVENTEENTH shall also be a Prohibited Transfer.

(b)
The Company may require as a condition to the registration of the Transfer of any Company Securities or the payment of any distribution on any Company Securities that the proposed Transferee or payee furnish to the Company all information reasonably requested by the Company with respect to its direct or indirect ownership interests in such Company Securities.  The Company may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article SEVENTEENTH, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of Stock and other evidence that a Transfer will not be prohibited by this Article SEVENTEENTH as a condition to registering any transfer.

Section 5.  Transfer to Agent. If the Board of Directors determines that a Transfer of Company Securities constitutes a Prohibited Transfer, then, upon written demand by the Company sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Company, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Company Securities or otherwise would adversely affect the value of the Company Securities. If the Purported Transferee has resold the Excess Securities before receiving the Company’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Company grants written permission to the Purported Transferee to retain a portion of such sale proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 6 of this Article SEVENTEENTH if the Agent rather than the Purported Transferee had resold the Excess Securities.

Section 6.  Application of Proceeds and Prohibited Distributions.  The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (i) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (ii) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount (or fair market value) shall be determined at the discretion of the Board of Directors; and (iii) third, any remaining amounts shall be paid to one or more organizations selected by the Board of Directors which is described under Section 501(c)(3) of the Code (or any comparable successor provision) and contributions to which are eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2552 of the Code. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities.  The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 6 of this Article SEVENTEENTH.  In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 6 of this Article SEVENTEENTH inure to the benefit of the Company or the Agent, except to the extent used to cover costs and expenses incurred by Agent in performing its duties hereunder.

Section 7.  Modification of Remedies for Certain Indirect Transfers.  In the event of any Transfer which does not involve a transfer of Company Securities within the meaning of Delaware law but which would cause a 4.99-percent Stockholder to violate a restriction on Transfers provided for in this Article SEVENTEENTH, the application of Sections 5 and 6 of this Article SEVENTEENTH shall be modified as described in this Section 7 of this Article SEVENTEENTH.  In such case, no such 4.99-percent Stockholder shall be required to dispose of any interest that is not a Company Security, but such 4.99-percent Stockholder and/or any Person whose ownership of Company Securities is attributed to such 4.99-percent Stockholder (such 4.99-percent Stockholder or other Person, a “Remedial Holder”) shall be deemed to have disposed of and shall be required to dispose of sufficient Company Securities (which Company Securities shall be disposed of in the inverse order in which they were acquired) to cause such 4.99-percent Stockholder, following such disposition, not to be in violation of this Article SEVENTEENTH. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Company Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 5 and 6 of this Article SEVENTEENTH, except that the maximum aggregate amount payable to a Remedial Holder in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. A Remedial Holder shall not be entitled, with respect to such Excess Securities, to any rights of stockholders of the Company, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, following the time of the purported Transfer.  All expenses incurred by the Agent in disposing of such Excess Stock shall be paid out of any amounts due such 4.99-percent Stockholder or such other Person.  The purpose of this Section 7 of this Article SEVENTEENTH is to extend the restrictions in Sections 2 and 5 of this Article SEVENTEENTH to situations in which there is a 4.99-percent Transaction without a direct Transfer of Company Securities, and this Section 7 of this Article SEVENTEENTH, along with the other provisions of this Article SEVENTEENTH, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Company Securities.

Section 8.  Legal Proceedings; Prompt Enforcement.  If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Company makes a written demand pursuant to Section 5 of this Article SEVENTEENTH (whether or not made within the time specified in Section 5 of this Article SEVENTEENTH), then the Company may take such actions as it deems appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 8 of this Article SEVENTEENTH shall (i) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article SEVENTEENTH being void ab initio, (ii) preclude the Company in its discretion from immediately bringing legal proceedings without a prior demand or (iii) cause any failure of the Company to act within the time periods set forth in Section 5 of this Article SEVENTEENTH to constitute a waiver or loss of any right of the Company under this Article SEVENTEENTH. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article SEVENTEENTH.

Section 9.  Liability.  To the fullest extent permitted by law, any stockholder subject to the provisions of this Article SEVENTEENTH who knowingly violates the provisions of this Article SEVENTEENTH and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Company for, and shall indemnify and hold the Company harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Company’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

Section 10.  Obligation to Provide Information.  As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Company may request from time to time in order to determine compliance with this Article SEVENTEENTH or the status of the Tax Benefits of the Company.

Section 11.  Legends.  The Board of Directors may require that any certificates issued by the Company evidencing ownership of shares of Stock that are subject to the restrictions on transfer and ownership contained in this Article SEVENTEENTH bear the following legend:

“THE RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE RESTATED CERTIFICATE OF INCORPORATION) OF STOCK OF THE COMPANY (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE COMPANY (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE COMPANY (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER) THAT IS TREATED AS OWNED BY A 4.99-PERCENT STOCKHOLDER (AS DEFINED IN THE RESTATED CERTIFICATE OF INCORPORATION). IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE RESTATED CERTIFICATE OF INCORPORATION) TO THE COMPANY’S AGENT.  IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE COMPANY WITHIN THE MEANING OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES THAT VIOLATE THE TRANSFER RESTRICTIONS WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE RESTATED CERTIFICATE OF INCORPORATION TO CAUSE THE 4.99-PERCENT STOCKHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE COMPANY WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE RESTATED CERTIFICATE OF INCORPORATION CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

The Board of Directors may also require that any certificates issued by the Company evidencing ownership of shares of Stock that are subject to conditions imposed by the Board of Directors under Section 3 of this Article SEVENTEENTH also bear a conspicuous legend referencing the applicable restrictions.

Section 12.  Authority of Board of Directors.

(a)
The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Article SEVENTEENTH, including, without limitation, (1) the identification of 4.99-percent Stockholders, (2) whether a Transfer is a 4.99]-percent Transaction or a Prohibited Transfer, (3) the Percentage Stock Ownership in the Company of any 4.99-percent Stockholder, (4) whether an instrument constitutes a Company Security, (5) the amount (or fair market value) due to a Purported Transferee pursuant to Section 6 of this Article SEVENTEENTH, and (6) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article SEVENTEENTH. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Company not inconsistent with the provisions of this Article SEVENTEENTH for purposes of determining whether any Transfer of Company Securities would jeopardize or endanger the Company’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article SEVENTEENTH.

(b)
Nothing contained in this Article SEVENTEENTH shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Company and its stockholders in preserving the Tax Benefits.  Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (1) accelerate the Expiration Date, (2) modify the ownership interest percentage in the Company or the Persons or groups covered by this Article SEVENTEENTH, (3) modify the definitions of any terms set forth in this Article SEVENTEENTH or (4) modify the terms of this Article SEVENTEENTH as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the Company shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Company shall deem appropriate.

(c)
In the case of an ambiguity in the application of any of the provisions of this Article SEVENTEENTH, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.  In the event this Article SEVENTEENTH requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article SEVENTEENTH.  All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Company, the Agent, and all other parties for all other purposes of this Article SEVENTEENTH.  The Board of Directors may delegate all or any portion of its duties and powers under this Article SEVENTEENTH to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article SEVENTEENTH through duly authorized officers or agents of the Company.  Nothing in this Article SEVENTEENTH shall be construed to limit or restrict the Board of Directors in its exercise of its fiduciary duties under applicable law.

Section 13.  Reliance.  To the fullest extent permitted by law, the Company and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Company and the Company’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article SEVENTEENTH. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith.  For purposes of determining the existence and identity of, and the amount of any Company Securities owned by, any stockholder, the Company is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Company Securities.

Section 14.  Benefits of this Article SEVENTEENTH.  Nothing in this Article SEVENTEENTH shall be construed to give to any Person other than the Company or the Agent any legal or equitable right, remedy or claim under this Article SEVENTEENTH.  This Article SEVENTEENTH shall be for the sole and exclusive benefit of the Company and the Agent.

Section 15.  Severability.  The purpose of this Article SEVENTEENTH is to facilitate the Company’s ability to maintain or preserve its Tax Benefits.  If any provision of this Article SEVENTEENTH or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article SEVENTEENTH.

Section 16.  Waiver.  With regard to any power, remedy or right provided herein or otherwise available to the Company or the Agent under this Article SEVENTEENTH, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence.

THIRD: That, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by applicable law was voted in favor of the Amendment.

FOURTH: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be executed on this 29th day of December, 2014.

MODUSLINK GLOBAL SOLUTIONS, INC.

By:	/s/Joseph B. Sherk
	Name:	Joseph B. Sherk
	Title:	Principal Financial and Accounting Officer